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                              SEPARATION AGREEMENT


                                     between


                           CARRIER1 INTERNATIONAL GMBH

                    HEREINAFTER REFERRED TO AS THE ,,COMPANY"

                                       and

                               MR. KEES VAN OPHEM

                     HEREINAFTER REFERRED TO AS ,,EMPLOYEE"



          The following Separation Agreement is agreed upon:

    1) The employment relationship between the Company and the Employee is terminated by mutual agreement on 1 October, 2001 and the employment agreement dated March 4,1998 between the Employee and the Company (known at that time as Carrier1 AG) (the "employment agreement") is terminated as of such date except Sections 4.02 [Noncompetition and Nonsolicitation Covenants], 4.03 [Infringement of Executive's Obligation], 4.04 [Specific Performance], 5.04 [Governing Law; Consent to Jurisdiction].

    2) The Employee will be released from the workplace with immediate effect and the Company waives its right to any notice for termination by the Employee. The Employee agrees (i) to make himself available during the same twelve month period for transition activities and in any other way that the Company reasonably requests and (ii) to resign with immediate effect (or at such other later date as may be reasonably requested by the Company) from any and all corporate functions (including as a management or board member, or officer or any other similar function) which the Employee has with the Company or any other entity directly or indirectly holding a majority or minority equity interest in (including with correlative meanings, "owning") or controlling, or owned or controlled by, or under common ownership or control with the Company (each a "Carrier1 entity", and together "Carrier1") or any other legal entity to which he has been nominated or appointed by a Carrier1 entity for any such corporate function. The Employee hereby agrees to execute such documents or take such steps as may be necessary and appropriate to effectuate preceding clause (ii). Any vacation days not yet taken will be paid out. The applicable proceeds from the Employee's pension plan will be transferred in accordance with the applicable laws and statutes pursuant to the Employee's instructions.

    3) The Employee will be entitled hereunder: (i) to retain custody of the 34,130 shares in Carrier1 International SA that he purchased pursuant to the Securities Purchase Agreement (referred to hereafter), (ii) to 213,333 vested options (with an exercise price of $2 US Dollar per ordinary share) that were granted to the Employee in March 1998 under the Carrier1 International SA 1999 Option Plan (together with all ancillary documents, the "1999 Option Plan") and (iii) until 1 October 2003, to exercise the options referred to in (ii); provided that, in each case of clauses (i)-(iii) above, these shares, options and shares issuable upon exercise of the options

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          remain subject to the restrictions of the applicable agreements
          (including the Securityholders Agreement dated as of March 1st, 1999 among Carrier1 International SA, Carrier One LLC and the other securityholders, including the employee, the Securities Purchase Agreement dated as of March 1st, 1999 among Carrier1 International SA, Carrier One LLC and the purchasers from time to time, including the Employee, and the 1999 Option Plan, each as amended, novated, supplemented and restated from time to time). All unvested options which were granted to the Employee in March 1998, December 2000 and in April 2001, respectively, are hereby cancelled for no additional consideration. All applicable personal taxes are to be borne by the Employee and the Employee indemnifies and holds each Carrier1 entity harmless from and against any and all taxes payable by any Carrier1 entity which are in any way attributable or arise from the holding, exercising or disposing of any of the options or shares referred to above.

    4) The Company hereby irrevocably and unconditionally cancels (i) the outstanding loan of CHF156,522.05 made by the Company to the Employee on or about 25 October 2000 together with any and all interest accrued thereon through the date hereof and waives any and all rights as against the Employee in respect thereof (including in respect of payment, and (ii) any and all shares and options referred to in paragraph 3 above and the proceeds from sales of such securities) and waives any and all rights as against the Employee and to such assets. All applicable personal taxes are to be borne by the Employee and the Employee indemnifies and holds each Carrier 1 entity harmless from and against any and all taxes payable by any Carrier1 entity which are in any way attributable or arise from the cancellation of such loan and which are the primary responsibility of the Employee.

    5) Except as provided in this agreement and except any compulsory provisions of the employment law, the Employee , for himself and his heirs and personal representatives, hereby fully and forever release the Company and their respective subsidiaries, affiliates, officers, directors, employees, agents and representatives, from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by Employee or on his behalf, in any forum by reason of matters arising prior to the date of this Agreement. The Company on its behalf and on behalf of each Carrier1 entity hereby fully and forever release the Employee from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by any or all of them or on their behalf, in any forum by reason of matters arising prior to the date of this Agreement, other than any claim, liability, promise, contract or suit based in material part on a state of facts or matter of which the Company or any other Carrier1 entity do not currently have actual knowledge and for which Employee could have been dismissed for "Cause" under the Employment Agreement.

    6) The Employee shall not make any false, disparaging or derogatory remarks in public or private about the Institutional Investors as defined in Section 10 of the Securityholder's Agreement, the Company or any other Carrier1 entity (including their officers, directors, employees, agents, or representatives) or family members, as applicable) or about business affairs, prospects, products or services of Carrier1, except to the extent required by law, and then only after consultation with the Company to the maximum extent possible in order to maintain goodwill for each of the parties. Subject to the preceding sentence, the Employee may discuss his work experience with Carrier1 with prospective employers or business partners but he shall refer any written or oral requests for other information or commentary regarding Carrier1 to Carrier1. The Employee may not divulge to any person not employed by Carrier1 to use for his own benefit or for the benefit of any person not employed by Carrier1 any confidential or non-public information obtained while associated with Carrier1. Confidential information shall include, without limitation, any information with respect to which Carrier1 has an obligation of confidentiality, any operational, technical, marketing, compensation, structural, organizational, financial or other information of any kind whatsoever concerning Carrier1. Confidential information shall not include information which is or becomes generally available

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          to the public other than as a result of a disclosure by the Employee.
          For a period of two years after the date of this letter, the Employee shall not directly or indirectly recruit, hire, solicit or induce or attempt to recruit, hire, solicit or induce, any Employee of Carrier1 or any of its affiliated companies to terminate their employment with, or otherwise cease their relationship with such company or employ any such person in any manner or capacity. In case of each breach of an obligation set forth in this section 5) the Employee shall pay to the Company CHF50,000.00 and in addition he shall compensate the Company for any direct or indirect damages caused to any Carrier1 entity (in the context of the breach of an obligation set forth in this section
          5).

    7) The Employee has to give back the property of any Carrier1 entity (e.g. mobile phone, company credit card, code card, office keys) no later than ten days from the date hereof and declares that he has not given any such items to any third party and that he does not have the intention to do so. The Employee shall be permitted to retain the company car currently provided to the Employee for the remainder of the current lease term thereof, provided that the Employee shall pay and be responsible for, and shall indemnify and hold the Company harmless from and against, any lease payments or other costs associated therewith accrued after 1 October 2001. Upon the expiration of the lease term, the Employee shall be permitted to purchase such car pursuant to any end-of-lease purchase option, provided that the Employee shall pay and be responsible for, and shall indemnify and hold the Company harmless from and against, any costs associated therewith.

    8) This agreement and the documents referred to herein contain the entire obligation of the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understandings with respect to this matter. This agreement may not be amended, modified or supplemented in any respect except by written agreement entered into by the parties hereto. If any one or more of the provisions contained in this agreement or any document in connection herewith shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. In the event that the Employee breaches any provision of this agreement, the Company or any other entity shall be entitled to pursue any remedy available.

    9) This entire agreement and understanding is governed by the laws of Switzerland. Any dispute, controversy or claim arising out of or relating to this agreement or the employment agreement shall be submitted to the courts of Zurich, Switzerland.

    10) Please address any inquiries or notices hereunder to the General Counsel, Carrier1 International GmbH, Militarstrasse 36, CH - 8004 Zurich, Switzerland.

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Zurich, Switzerland, 19 September, 2001


CARRIER1 INTERNATIONAL GMBH                   CARRIER1 INTERNATIONAL GMBH



/s/ Xavier Dedullen                            /s/ Thomas Zahay
-----------------------------------------     ---------------------------


-----------------------------------------     ---------------------------
Xavier Dedullen                               Thomas Zahay
Deputy General Counsel                        Vice President - Human Resources













Employee:




/s/  Kees van Ophem
------------------------